SIGNET JEWELERS LTD. COMPLETES ACQUISITION OF ULTRA STORES, INC.

HAMILTON, Bermuda, November 2, 2012 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and UK, announced that it has completed the acquisition of Ultra Stores, Inc. from Crystal Financial LLC and its other stockholders for approximately $57 million in cash (the “Acquisition”). Signet has not assumed any debt with the acquisition. Ultra Stores is a leading jewelry retailer with sales in its most recent fiscal year of approximately $140 million. Ultra operates 102 stores in outlet centers and through 38 other formats, primarily licensed jewelry departments.

The Acquisition is expected to add $40 million to $45 million to Signet’s fiscal 2013 fourth quarter sales and to have minimal impact to the period’s earnings, including acquisition-related costs. The transaction is anticipated to be accretive to earnings by the fourth quarter of Signet’s fiscal 2014, including acquisition and integration costs.

"We are pleased to complete the acquisition of Ultra stores,” said Michael W. Barnes, Chief Executive Officer of Signet. “We expect Ultra to allow us to broaden our customer reach, build upon our market leadership position in specialty jewelry retail, and make Signet one of the leading jewelry players in the growing outlet channel. We look forward to working with our new team members as we continue to drive our competitive strengths for the future."

Contact:	James Grant
VP – Investor Relations
Signet Jewelers Limited
1-330-668-5412
jamesgrant@jewels.com

About Signet Jewelers and Safe Harbor Statement

Signet Jewelers is the largest specialty retail jeweler in the US and UK. Signet’s US division operates over 1,300 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the word “expected” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.